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Exhibit (a)(1)(v)

For more information:	Dennis Barber, investors, 713-497-3042 Pat Hammond, media, 713-497-7723
For immediate release:	November 22, 2006

Reliant Energy, Inc. Commences
Exchange Offer for 5% Convertible Senior Subordinated Notes

        HOUSTON—Reliant Energy, Inc. announced today that it has made an exchange offer to holders of its 5.00% Convertible Senior Subordinated Notes due 2010. The current principal amount of Notes outstanding is $275 million. Under the terms of the offer, Reliant would exchange 104.8108 shares of common stock, which represents the number of shares each Note is convertible into, plus $150 in cash for each $1,000 principal of Notes. The offer will expire at midnight, New York City time, on December 20, 2006, unless extended or earlier terminated by Reliant.

        "This transaction is the latest in a series of steps we have taken to improve Reliant's financial flexibility," said Mark Jacobs, executive vice president and chief financial officer. "Reliant's stock price has more than doubled since we issued the Notes, and they are now deeply in the money. Tendering for the Notes will reduce debt and strengthen our credit profile without diluting our equity."

        This announcement is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell the Notes, which will be made only on the terms and subject to the conditions described in the Offering Circular and related documents, dated November 22, 2006, which will be distributed to the holders of the Notes. Copies of these documents will also be filed with the Securities and Exchange Commission as exhibits to a Schedule TO. Requests for documents and questions regarding the terms of the offer may be directed to Global Bondholder Services Corporation, the Information Agent, by telephone at (866) 804-2200 (toll free) or (212) 430-3774. Questions regarding the procedures for tendering the Notes may be directed to Wilmington Trust Company, the Exchange Agent, at (302) 636-6470.

        Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential and small business customers and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.

        The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity in operation across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

        This news release contains "forward-looking statements." Forward-looking statements are statements that contain projections, estimates or assumptions about our revenues, income and other financial items, our plans for the future, future economic performance, transactions and dispositions and financings related thereto. Forward-looking statements relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

        We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including the ongoing negotiation of the retail credit structure, legislative and regulatory developments, the effects of competition, financial market conditions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our filings with the Securities and Exchange Commission.

        Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Reliant Energy, Inc. Commences Exchange Offer for 5% Convertible Senior Subordinated Notes